EXHIBIT 10.3

THIRD AMENDMENT
TO
DRESSER-RAND GROUP INC.
2005 STOCK INCENTIVE PLAN

     Dresser-Rand Group Inc., a Delaware corporation, having established the Dresser-Rand Group Inc. 2005 Stock Incentive Plan, as amended by the First Amendment to Dresser-Rand Group Inc. 2005 Stock Incentive Plan dated as of October 28, 2008, and the Second Amendment to the Dresser-Rand Group Inc. 2005 Stock Incentive Plan dated as of February 27, 2013 (the “Plan”), and having reserved the right under Article VIII thereof to amend the Plan, does hereby amend the Plan as follows:

     1.  Section 4.4 of the Plan is hereby amended to read in its entirety as follows:

4.4 EXERCISE AND SETTLEMENT. The Committee shall establish procedures governing the exercise of Options, Stock Appreciation Rights or other similar Awards. The Committee may provide that payment of any applicable exercise price may be made (A) in cash or its equivalent, (B) by exchanging Shares owned for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and that are not the subject of any pledge or other security interest, (C) through an arrangement with a broker approved by the Company whereby payment of any applicable exercise price is accomplished in whole or in part with the proceeds of the sale of Common Stock, (D) by withholding of Shares deliverable upon exercise or (E) by any combination of the foregoing.    Unless the Participant elects otherwise or the Committee determines otherwise,  any vested Options, Stock Appreciation Rights or other Awards that have not previously been exercised as of the day prior to the day they otherwise would have expired and have an exercise price per share of Common Stock less than the Fair Market Value of a share of Common Stock shall be automatically exercised on such day pursuant to the methodology specified in (D) in the immediately-preceding sentence.

     IN WITNESS WHEREOF, Dresser-Rand Group Inc. has caused these presents to be executed by its duly authorized officer and be effective this 8th day of August, 2013.

DRESSER-RAND GROUP INC.
By:	/s/ Mark F. Mai
	Name:	Mark F. Mai
	Title:	Vice President, General Counsel and Secretary